Exhibit 6.3

CLIFFORD CHANCE US LLP

Dated as of [•]

ASPEN REIT, INC.,

ASPEN OP, LP

and

ER-REITS, LLC

FORM OF MANAGEMENT AGREEMENT

This MANAGEMENT AGREEMENT (the “Management Agreement”), dated as of [      ], by and among ASPEN REIT, INC., a Maryland corporation (the “Company”), ASPEN OP, LP, a Delaware limited partnership (the “Operating Partnership”) and ER-REITS, LLC, a Delaware limited liability company (the “Manager”).

WHEREAS, the Company is a corporation that intends to elect to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes;

WHEREAS, the Company and its Subsidiaries own the Hotel and are in the business of investing in and owning real estate assets;

WHEREAS, the Company is the general partner of the Operating Partnership; and

WHEREAS, the Company and the Operating Partnership desire to retain the Manager to provide certain management and advisory services on the terms and conditions hereinafter set forth, and the Manager desires to be retained to provide such services upon the terms and conditions hereof.

NOW, THEREFORE, for the mutual promises made herein and in the other agreements executed by the parties concurrently herewith or contemplated hereby, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

Section 1.                                           Definitions.  The following terms have the following meanings assigned to them:

(a)                                 “Advisers Act” shall have the meaning set forth in Section 2(b).

(b)                                 “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

(c)                                  “Agreement” means this Management Agreement, as amended, restated or supplemented from time to time.

(d)                                 “Assets” means the assets of the Company and its Subsidiaries.

(e)                                  “Bankruptcy” means, with respect to any Person, (a) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other federal, state or foreign insolvency law, or such Person’s filing an answer consenting to or acquiescing in any such petition, (b) the making by such Person of any assignment for the benefit of its creditors, (c) the expiration of 60 days after the filing of an involuntary petition under Title 11 of the Unites States Code, an application for the appointment of a receiver for a material portion of the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal, state or foreign insolvency law, provided that the same shall not have been vacated, set aside or stayed within such 60-day period or (d) the entry against it of a final and non-appealable order for relief under any bankruptcy, insolvency or similar law now or hereinafter in effect.

(f)                                   “Base Management Fee” means a base management fee, without duplication, payable (in cash) quarterly in arrears with respect to each calendar quarter commencing with the quarter in which the Initial Public Offering occurs, in an amount equal to the greater of:

(i)                                     $1,000,000 per annum ($250,000 per quarter), which is subject to an annual increase equal to the greater of (A) a CPI Adjustment, or (B) 3.00%; and

(ii)                                  1.50% of the Company’s Equity,

in each case, less Expenses, which shall include Reimbursable Expenses only to the extent such Reimbursable Expenses have been already reimbursed to the Manager; provided, however, that the Base Management Fee payable with respect to any calendar quarter shall never be less than $0.00. The Base Management Fee shall be pro rated for partial periods, to the extent necessary, as described more fully elsewhere herein.

(g)                                  “Board of Directors” means the Board of Directors of the Company.

(h)                                 “Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to be closed.

(i)                                     “Code” means the Internal Revenue Code of 1986, as amended.

(j)                                    “Commission” means the U.S. Securities and Exchange Commission.

(k)                                 “Common Stock” means the common stock, par value $0.01, of the Company.

(l)                                     “Company” shall have the meaning set forth in the introductory paragraph of this Agreement.

(m)                             “Company Account” shall have the meaning set forth in Section 5 of this Agreement.

(n)                                 “Contribution Transactions” means the series of transactions occurring prior to or concurrently with the Initial Public Offering through which the Company, directly or indirectly through its Subsidiaries, will acquire the Hotel.

(o)                                 “Core Earnings” means the net income (loss) attributable to the stockholders of the Company or, without duplication, owners of the Company’s Subsidiaries, computed in accordance with GAAP, including realized losses not otherwise included in net income (loss) and excluding (i) non-cash equity compensation expense, (ii) the Incentive Fee and the Disposition Fee, (iii) depreciation and amortization, (iv) any unrealized gains or losses or other similar non-cash items that are included in net income for the applicable reporting period, regardless of whether such items are included in other comprehensive income or loss, or in net income, and (v) one-time events pursuant to changes in GAAP and certain material non-cash income or expense items after discussions between the Manager and the Board of Directors and approval by a majority of the Independent Directors.

(p)                                 “CPI Adjustment” means the percentage change, from the preceding year, in the Consumer Price Index for All Urban Consumers, which is determined and published by the Bureau of Statistics of the United States Department of Labor.

(q)                                 “Disposition Fee” means the fee payable, in cash, to the Manager following a disposition of the Hotel or all or substantially all of the Company’s interest in the Hotel, calculated and payable as set forth in Section 8(c).

(r)                                    “Effective Termination Date” shall have the meaning set forth in Section 12(a) of this Agreement.

(s)                                   “Equity” means (a) the sum of (1) the net proceeds received by the Company (or, without duplication, its Subsidiaries) from all issuances of the Company’s or its Subsidiaries’ equity securities since inception (allocated on a pro rata basis for such issuances during the calendar quarter of any such issuance), plus (2) cumulative Core Earnings from and after the closing of the Initial Public Offering to the end of the most recently completed calendar quarter, (b) less (1) any distributions to the Company’s stockholders (or owners of its Subsidiaries (other than the Company or any of its Subsidiaries)), (2) any amount that the Company or any of its Subsidiaries has paid to repurchase the Common Stock or common equity securities of its Subsidiaries since the Initial Public Offering and (3) any Incentive Fee earned by the Manager following the Initial Public Offering.  With respect to that portion of the period from and after the Initial Public Offering that is used in any calculation of the Incentive Fee or the Base Management Fee, all items in the foregoing sentence (other than clause (a)(2)) shall be calculated on a daily weighted average basis. Equity shall include any restricted shares of Common Stock or common equity of the Company’s Subsidiaries and any other shares of Common Stock or common equity of the Company’s Subsidiaries underlying awards granted under one or more of the Company’s or its Subsidiaries’ equity incentive plans.

(t)                                    “Excess Funds” shall have the meaning set forth in Section 2(j) of this Agreement.

(u)                                 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time (or any corresponding provision of succeeding law), and the rules and regulations thereunder.

(v)                                 “Expenses” shall have the meaning set forth in Section 9(a) of this Agreement.

(w)                               “GAAP” means generally accepted accounting principles, as applied in the United States.

(x)                                 “Governing Instruments” means, with regard to any entity, the articles of incorporation and bylaws in the case of a corporation, certificate of limited partnership (if applicable) and the partnership agreement in the case of a general or limited partnership, the articles of formation and the operating or limited liability agreement in the case of a limited liability company, the trust instrument in the case of a trust, or similar governing documents, in each case as amended from time to time.

(y)                                 “Hotel” means the St. Regis Aspen Resort located in Aspen, Colorado.

(z)                                  “Hotel Management Agreement” means the Operating Agreement, dated as of September 29, 2010 between 315 East Dean Associates, Inc. and Sheraton Operating Corporation, as amended from time to time.

(aa)                          “Hotel Manager” means Sheraton Operating Corporation or any successor hotel manager.

(bb)                          “Incentive Fee” means an incentive management fee calculated and payable in accordance with Section 8(b) of this Agreement with respect to each calendar year commencing with the year in which the Initial Public Offering occurs (or part thereof that this Agreement is in effect) in arrears in an amount, not less than zero, equal to the excess of:

(i)                                     the product of (a) 25% and (b) the excess of (i) Core Earnings of the Company for the previous 12-month period, over (ii) the product of (A) the Company’s Equity in the previous 12-month period, and (B) 7% per annum, over

(ii)                                  the sum of any Incentive Fees paid to the Manager with respect to the first three calendar quarters of such previous 12-month period.

(cc)                            “Independent Directors” the members of the Board of Directors who are not officers, personnel or employees of the Manager or any Person directly or indirectly controlling or controlled by the Manager, and who are otherwise “independent” in accordance with the Company’s Governing Instruments and, if applicable, the rules of any national securities exchange on which the Common Stock is listed.

(dd)                          “Initial Public Offering” means an initial public offering of the Common Stock under the Securities Act.

(ee)                            “Initial Term” shall have the meaning set forth in Section 12 of this Agreement.

(ff)                              “Investment Company Act” means the Investment Company Act of 1940, as amended.

(gg)                            “Manager” shall have the meaning set forth in the introductory paragraph of this Agreement.

(hh)                          “Notice of Proposal to Negotiate” shall have the meaning set forth in Section 12(a) of this Agreement.

(ii)                                  “Operating Partnership” shall have the meaning set forth in the introductory paragraph of this Agreement.

(jj)                                “Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

(kk)                          “Reimbursable Expenses” shall have the meaning set forth in Section 9(a) of this Agreement.

(ll)                                  “REIT” shall have the meaning set forth in the recitals of this Agreement.

(mm)                  “Renewal Term” shall have the meaning set forth in Section 12(a) of this Agreement.

(nn)                          “Securities Act” means the Securities Act of 1933, as amended from time to time (or any corresponding provision of succeeding law), and the rules and regulations thereunder.

(oo)                          “Services” shall have the meaning set forth in Section 2(b) of this Agreement.

(pp)                          “Subsidiary” means a corporation, limited liability company, partnership, joint venture, trust or other entity or organization in which a Person has a direct or indirect ownership interest.

(qq)                          “Termination Fee” shall have the meaning set forth in Section 12(b) of this Agreement.

(rr)                                “Termination Notice” shall have the meaning set forth in Section 12(a) of this Agreement.

(ss)                              “Total Consideration” means (a) the total value of all cash, securities and other property paid or payable, directly or indirectly, by an acquirer plus (b) the aggregate principal amount of all indebtedness or borrowed money outstanding immediately prior to consummation of a disposition, directly or indirectly, assumed, refinanced (including any premiums paid), extinguished or consolidated in connection with such disposition.

(tt)                                “Treasury Regulations” means the regulations promulgated under the Code, as amended from time to time.

(uu)                          The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.

(vv)                          The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.  The words include, includes and including shall be deemed to be followed by the phrase “without limitation.”

Section 2.                                           Appointment and Duties of the Manager.  (a) The Company and the Operating Partnership hereby appoint the Manager to manage the assets and the day-to-day operations of the Company and its Subsidiaries subject to the terms and conditions set forth in this Agreement and the Manager hereby agrees to use its commercially reasonable efforts to perform each of the duties set forth herein except where a higher standard of care is specified in this Agreement, in which case such higher standard of care shall apply.  The appointment of the Manager shall be exclusive to the Manager except to the extent that the Manager otherwise agrees, in its sole and absolute discretion, and except to the extent that the Manager elects, in accordance with the terms of this Agreement, to cause the duties of the Manager hereunder to be provided by third parties.

(b)                                 The Manager, in its capacity as manager, will at all times be subject to the supervision of the Board of Directors.  The Manager will perform (or cause to be performed) such services and activities relating to the assets and operations of the Company and its Subsidiaries as may be appropriate (such services and activities, and any and all other services contemplated to be performed by the Manager hereunder, collectively, the “Services”), including, without limitation:

(i)                                     investigating, selecting and, on behalf of the Company and its Subsidiaries, engaging and conducting business with and supervising the performance of such persons as the Manager deems necessary to the proper performance of its obligations under this Agreement (including consultants, accountants, correspondents, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, banks, securities investment advisors, the registrar and the transfer agent and any and all agents for any of the foregoing), including affiliates of the Manager and Persons acting in any other capacity deemed by the Manager to be necessary or desirable for the performance of any of the Services (including entering into contracts on behalf of and in the name of the Company and its Subsidiaries relating to any of the foregoing);

(ii)                                  consulting with the officers and directors of the Company with respect to decisions regarding any financings, hedging activities or borrowings and assisting such parties in the formulation and implementation of the Company’s financial policies, including developing criteria for debt and equity financing that are specifically tailored to the Company’s and its Subsidiaries’ investment objectives, and, as necessary, furnishing the Board of Directors with advice and recommendations with respect to the Company’s investment objectives and policies and in connection with any borrowings (or refinancing of borrowings) proposed to be undertaken by the Company or its Subsidiaries;

(iii)                               (A) arranging for financing and refinancing and making other changes in the asset or capital structure of the Company and its Subsidiaries; (B) entering into leases and service contracts for the Company and its Subsidiaries and (C) managing accounting and other recordkeeping functions for the Company and its Subsidiaries, including assisting the Company in the preparation of its financial statements and reviewing and analyzing the capital and operating budgets and generating an annual budget for the Company;

(iv)                              coordinating and managing operations of any joint venture or co-investment interests held directly or indirectly by the Company and its Subsidiaries and conducting all matters with the joint venture or co-investment partners;

(v)                                 from time to time, or at any time reasonably requested by the Board of Directors, making reports to the Board of Directors, on its performances of the Services, including reports with respect to any potential conflicts of interest involving the Manager or any of its Affiliates;

(vi)                              administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to the management of the Company and its Subsidiaries as may be agreed upon by the Manager and the Board of Directors;

(vii)                           performing investor relations and stockholder communications for the Company, including communicating on behalf of the Company and its Subsidiaries with the holders of any of their equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders, including website maintenance, logo design, analyst presentations, investor conferences and annual meeting arrangements;

(viii)                        counseling the Company in connection with policy decisions to be made by the Board of Directors;

(ix)                              evaluating and recommending to the Board of Directors hedging strategies and engaging in hedging activities, consistent with such strategies as modified from time to time, while maintaining the qualification of the Company as a REIT;

(x)                                 counseling the Company regarding the maintenance of its qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set forth in the Code and Treasury Regulations thereunder and using commercially reasonable efforts to cause the Company to qualify as a REIT for tax purposes;

(xi)                              furnishing reports and statistical and economic research to the Company and its Subsidiaries regarding the Manager’s  activities and services performed;

(xii)                           investing and reinvesting any money and securities of the Company and its Subsidiaries (including investing in short-term investments pending investment in other investments, payment of fees, costs and expenses and payment of dividends or distributions to stockholders and partners of the Company and its Subsidiaries) and advising the Company and its Subsidiaries as to their capital structure and capital raising;

(xiii)                        causing the Company and its Subsidiaries to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures and systems, internal controls and other compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Code applicable to REITs, and specifically, lodging REITs, and, if applicable, domestic taxable REIT subsidiaries, and to conduct quarterly compliance reviews with respect thereto;

(xiv)                       assisting the Company and its Subsidiaries in qualifying to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

(xv)                          assisting the Company and its Subsidiaries in complying with all regulatory requirements applicable to them with respect to their business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act, the Securities Act, or by any securities exchange on which the Common Stock may be listed or by assisting the Company and its Subsidiaries in taking all necessary action to enable them to make required tax filings and reports, including soliciting stockholders for all information required by the provisions of the Code and Treasury Regulations, including those provisions applicable to REITs;

(xvi)                       assisting the Company and its Subsidiaries in handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the Company and/or its Subsidiaries may be involved or to which they may be subject arising out of their day-to-day operations (other than with the Manager or its Affiliates), subject to such limitations or parameters as may be imposed from time to time by the Board of Directors;

(xvii)                    using commercially reasonable efforts to cause expenses incurred by the Company and its Subsidiaries or on their behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the Board of Directors from time to time;

(xviii)                 arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote the Company’s business;

(xix)                       performing such other services as may be required from time to time for the management of, and other activities relating to, the assets, business and operations of the Company and its Subsidiaries as the Board of Directors shall reasonably request or as the Manager shall deem appropriate under the particular circumstances and otherwise in accordance with the Company’s qualification as a REIT under the Code;

(xx)                          advise the Company and its Subsidiaries with respect to proposed renovations and other capital expenditures at the Hotel, including replacements, from time to time, of furniture, fixtures and equipment;

(xxi)                       using commercially reasonable efforts to cause the Company and its Subsidiaries to comply with all applicable laws; and

(xxii)                    making recommendations to the Board of Directors with respect to follow-on offerings, tender offers of Common Stock, dispositions of the Hotel and other significant transactions.

(c)                                  For the period and on the terms and conditions set forth in this Agreement, the Company and each of its Subsidiaries hereby constitutes, appoints and authorizes the Manager as its true and lawful agent and attorney-in-fact, in its name, place and stead, to negotiate, execute, deliver and enter into such finance agreements and arrangements, brokerage agreements, and such other agreements, instruments and authorizations on their behalf, on such terms and conditions as the Manager, acting in its sole and absolute discretion, deems necessary or appropriate.  This power-of-attorney is deemed to be coupled with an interest.

(d)                                 The Manager may enter into agreements with other parties, including its Affiliates, for the purpose of engaging one or more parties for and on behalf, and, except as otherwise agreed, to provide services pursuant to agreement(s) with terms that are then customary for agreements regarding the provision of services to companies that have assets similar in type, quality and value of the Company and its Subsidiaries; provided that any such agreements entered into with Affiliates of the Manager shall be on terms no more favorable to such Affiliate than would be obtained from a third party on an arm’s length basis and shall be subject to approval by a majority of the Independent Directors.  Notwithstanding the foregoing, neither the Manager nor any of its Affiliates shall be liable to the Company, its Subsidiaries or the Board of Directors for any act or omission by the Manager or any of its Affiliates, except as provided in Section 11 of this Agreement.

(e)                                  To the extent that the Manager deems necessary or advisable, the Manager may, from time to time, and at the sole cost and expense of the Operating Partnership, or one or more of its Subsidiaries, propose to retain one or more entities for the provision of sub-advisory services to the Manager, in order to enable the Manager to provide the services specified by this Agreement; provided that any agreements relating to such sub-advisory services (A) shall be on terms and conditions substantially identical to the terms and conditions of this Agreement or otherwise not adverse to the Company and its Subsidiaries, and (B) shall not result in an increased Base Management Fee or expenses payable hereunder greater than expenses which would have been incurred if the Manager provided such services directly.

(f)                                   The Manager may retain, for and on behalf of the Company and its Subsidiaries, such services of accountants, legal counsel, appraisers, insurers, brokers, transfer agents, real estate agents, environmental consultants, registrars, investment banks, financial advisors, due diligence firms, banks and other lenders and others as the Manager deems necessary or advisable in connection with the management and operations of the Company and its Subsidiaries and their assets, including Affiliates of the Manager. The Operating Partnership shall pay or reimburse the Manager or its Affiliates performing such services for the documented cost thereof in accordance with Section 9; provided, however, that the Operating Partnership shall not be required to pay or reimburse the Manager or its Affiliates for any brokerage services in connection with a disposition of the Hotel or substantially all the Company’s interest in the Hotel.

(g)                                  As frequently as the Manager may deem necessary or advisable, or at the direction of the Board of Directors, the Manager shall prepare, or cause to be prepared, with respect to any investment, reports regarding the Hotel performance and other information reasonably requested by the Company.

(h)                                 The Manager shall prepare, or cause to be prepared, all reports, financial or otherwise, with respect to the Company and its Subsidiaries contractually required or reasonably requested by the Board of Directors in order for the Company and its Subsidiaries to comply with their Governing Instruments or any other materials required to be filed with any governmental body or agency, including but not limited to, the SEC, and shall prepare, or cause to be prepared, all materials and data necessary to complete such reports and other materials including, without limitation, an annual audit of the Company’s and its Subsidiaries’ books of account by a nationally recognized registered independent public accounting firm.

(i)                                     If requested by the Company or the Operating Partnership, the Manager shall provide such internal audit, compliance and control services as may be required for the Company and its Subsidiaries to comply with applicable law (including the Securities Act and the Exchange Act), regulation (including Commission regulations) and the rules and requirements of any securities exchange on which the Common Stock may be listed and as otherwise reasonably requested by the Company from time to time.

(j)                                    Notwithstanding anything contained in this Agreement to the contrary, the Manager shall not be required to expend money (“Excess Funds”) in connection with any expenses that are required to be paid for or reimbursed by the Operating Partnership or its Subsidiaries pursuant to Section 9 in excess of that contained in any applicable Company Account or otherwise made available by the Operating Partnership or its Subsidiaries to be expended by the Manager hereunder.  Failure of the Manager to expend Excess Funds out-of-pocket shall not give rise or be a contributing factor to the right of the Company under Section 12(a) of this Agreement to terminate this Agreement due to the Manager’s unsatisfactory performance.

(k)                                 In performing its duties under this Section 2, the Manager shall be entitled to rely reasonably on qualified experts and professionals (including, without limitation, accountants, legal counsel and other service providers) hired by the Manager at the Operating Partnership’s or one or more of its Subsidiares’ sole cost and expense.

Section 3.                                           Devotion of Time; Additional Activities.  (a) The Manager will provide the Company with a management team, including a president, chief executive officer, chief financial officer, secretary and treasurer, along with appropriate support personnel, to provide the management services to be provided by the Manager to the Company and its Subsidiaries hereunder, the members of which team shall devote such portion of their time to the management of the Company as is necessary and appropriate to enable the Company to operate its business, commensurate with the Company’s level of activity.  None of the officers or employees of the Manager will be dedicated exclusively to the Company.  The Manager and its Affiliates shall provide reasonable access to their employees in order to support the day-to-day operations of the Company and its Subsidiaries.

(b)                                 Nothing in this Agreement shall (i) prevent the Manager or any of its Affiliates, officers, directors, employees or personnel, from engaging in other businesses or from rendering services of any kind to any other Person, including, without limitation, investing in, or rendering advisory services to others investing in, any type of business (including, without limitation, investments that meet the principal investment objectives of the Company), whether or not the investment objectives or policies of any such other Person or entity are similar to those of the Company or (ii) in any way bind or restrict the Manager or any of its Affiliates, officers, directors, employees or personnel from buying, selling or trading any securities or investments for their own accounts or for the account of others for whom the Manager or any of its Affiliates, officers, directors, employees or personnel may be acting.

(c)                                  Managers, partners, officers, employees, personnel and agents of the Manager or Affiliates of the Manager may serve as directors, officers, employees, partners, personnel, agents, nominees or signatories for the Company and/or any of its Subsidiaries, to the extent permitted by their Governing Instruments or by any resolutions duly adopted by the Board of Directors pursuant to the Company’s Governing Instruments.  When executing documents or otherwise acting in such capacities for the Company or its Subsidiaries, such persons shall use their respective titles in the Company or its Subsidiaries or identify themselves as an authorized signatory.

(d)                                 The Company and the Operating Partnership agree to take, or cause to be taken, all actions reasonably required to permit and enable the Manager to carry out its duties and obligations under this Agreement, including, without limitation, all steps reasonably necessary to allow the Manager to file any registration statement on behalf of the Company or its Subsidiaries in a timely manner or to deliver any financial statements or other reports with respect to the Company or its Subsidiaries.

Section 4.                                           Agency.  The Manager shall act as agent of the Company and its Subsidiaries in making, acquiring, financing and disposing of investments, disbursing and collecting the funds of the Company and its Subsidiaries, paying the debts and fulfilling the obligations of the Company and its Subsidiaries, supervising the performance of professionals engaged by or on behalf of the Company and its Subsidiaries and handling, prosecuting and settling any claims of or against the Company and its Subsidiaries, the Board of Directors, holders of the Company’s or any Subsidiary’s securities or representatives or assets of the Company and its Subsidiaries.

Section 5.                                           Bank Accounts.  The Manager may establish and maintain as an agent on behalf of the Company or its Subsidiaries one or more bank accounts in the name of the Company or any of its Subsidiaries (any such account, a “Company Account”), and may collect and deposit funds into any such Company Account or Company Accounts, and disburse funds from any such Company Account, under such terms and conditions as the Board of Directors may approve; and the Manager shall from time to time render appropriate accountings of such collections and payments to the Board of Directors and, upon request, to the auditors of the Company or any of its Subsidiaries.

Section 6.                                           Records; Confidentiality.  (a) The Manager shall maintain appropriate books of accounts and records relating to services performed under this Agreement, and such books of accounts and records shall be accessible for inspection by representatives of the Company or any of its Subsidiaries at any time during normal business hours.

(b)                                 The Manager shall keep confidential any and all information obtained in connection with the services rendered under this Agreement and shall not disclose any such information (or use the same except in furtherance of its duties under this Agreement) to unaffiliated third parties, except:  (i) with the prior written consent of the Board of Directors; (ii) to legal counsel, accountants and other professional advisors; (iii) to appraisers, due diligence providers, financing sources and others in the ordinary course of the Company’s business; (iv) to governmental officials having jurisdiction over the Company or any of its Subsidiaries; (v) in connection with any governmental or regulatory filings of the Company or any of its Subsidiaries, or disclosure or presentations to investors and potential investors; (vi) as required by law or legal process to which the Manager or any Person to whom disclosure is permitted hereunder is a party; or (vii) to the extent such information is otherwise publicly available through the actions of a Person other than the Manager not resulting from the Manager’s violation of this Section 6.  The provisions of this Section 6(b) shall survive the expiration or earlier termination of this Agreement for a period of one year.

Section 7.                                           Obligations of Manager; Restrictions.  (a) The Manager shall take such actions as it deems necessary or appropriate with regard to the protection of the Company’s and its Subsidiaries’ Assets.

(b)                                 The Manager shall refrain from any action that, in its sole judgment made in good faith:

(i)                                     is not in compliance with this Agreement;

(ii)                                  would adversely and materially affect the qualification of the Company as a REIT under the Code or the Company’s or any of its Subsidiaries’ status as an entity intended to be exempted or excluded from registration under the Investment Company Act; or

(iii)                               would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or any of its Subsidiaries or that would otherwise not be permitted by the Company’s or any of its relevant Subsidiaries’ Governing Instruments, code of conduct or other compliance or governance policies and procedures.

If the Manager is ordered to take any such action by the Board of Directors, the Manager shall promptly notify the Board of Directors of the Manager’s judgment that such action would adversely and materially affect the qualification of the Company as a REIT, the Company’s or any of its Subsidiaries’ status as an entity intended to be exempted or excluded from registration under the Investment Company Act, or violate any such law, rule or regulation or the Governing Instruments.  Notwithstanding the foregoing, the Manager and its officers, directors, members, managers and employees shall not be liable to the Company or any of its Subsidiaries or to any director or stockholder or other owner of the Company or any of its Subsidiaries for acts or omissions performed in accordance with and pursuant to this Agreement, except as provided in Section 11 of this Agreement.

(c)                                  The Manager agrees to be bound by all policies and procedures, including the Company’s and its Subsidiaries’ code of conduct and other compliance and governance policies and procedures, applicable to the Manager and its officers, directors, members, managers and employees that are adopted by the Board of Directors from time to time, including those required under the Exchange Act, the Securities Act, or by any securities exchange on which the Common Stock may be listed, and to take, or cause to be taken, all actions reasonably required to cause its officers, directors, members, managers and employees, and any principals, officers or employees of its Affiliates who are involved in the business and affairs of the Company or any of its Subsidiaries, to be bound by such policies and procedures to the extent applicable to such persons.

(d)                                 The Manager shall at all times during the term of this Agreement maintain “errors and omissions” insurance coverage and other insurance coverage that is customarily carried by asset managers performing functions similar to those of the Manager under this Agreement with respect to assets similar to the assets of the Company, in an amount which is comparable to that customarily maintained by other managers of similar assets.

Section 8.                                           Fees.  (a) During the Initial Term and any Renewal Term, the Operating Partnership shall pay or cause to be paid directly by one or more of its Subsidiaries to the Manager the Base Management Fee.

(i)                                     The Manager shall compute each installment of the Base Management Fee within 30 days after the end of the quarter with respect to which such installment is payable. A copy of the computations made by the Manager to calculate such installment of the Base Management Fee shall thereafter promptly be delivered to the Operating Partnership and, upon such delivery, payment of such installment of the Base Management Fee shown therein shall be due and payable in cash no later than the date which is five Business Days after the date of delivery to the Operating Partnership of such computations.

(ii)                                  The Base Management Fee is subject to adjustment pursuant to and in accordance with the provisions of Section 12(a) of this Agreement.

(iii)                               The Base Management Fee is payable independent of the performance of the Company.

(b)                                 During the Initial Term and any Renewal Term, the Operating Partnership shall pay to the Manager the Incentive Fee in cash, annually in arrears.

(i)                                     The Manager shall compute each installment of the Incentive Fee within 30 days after the end of the fiscal year with respect to which such installment is payable.  A copy of the computations made by the Manager to calculate such installment of the Incentive Fee shall thereafter promptly be delivered to the Operating Partnership and, upon such delivery, payment of such installment of the Incentive Fee shown therein shall be due and payable in cash no later than the date which is five Business Days after the date of delivery to the Operating Partnership of such computations.

(ii)                                  The Incentive Fee shall be pro rated for partial periods, to the extent necessary, based on the number of days elapsed or remaining in such period, as the case may be (including any fiscal year during which this Agreement was executed and any calendar year during which any Effective Termination Date occurs).

(c)                                  Subject to Section 8(c)(i),  following the closing of the Company’s disposition of the Hotel or substantially all the Company’s interest in the Hotel, the Company shall pay the Manager the Disposition Fee, which shall be equal to 2.00% of the Total Consideration paid by the purchaser in connection with the disposition of the Hotel.

(i)                                     No Disposition Fee shall be payable to the Manager in respect of any agreement of any disposition referred to in the first sentence of this paragraph that occurs within 12 months following the completion of the Initial Public Offering if the Total Consideration paid by the purchaser in connection with the disposition of the Hotel is less than the value of the consideration paid by the Company and the Operating Partnership in the Contribution Transactions.  For the purposes of this calculation, the aggregate consideration in the Contribution Transactions will be equal to the sum of (1) the cash consideration paid by the Company plus (2) the product of (a) the aggregate number of units of limited partnership in the Operating Partnership and shares of Common Stock issued by the Company multiplied by (b) the initial public offering price to the public of the Common Stock issued in the Initial Public Offering.

(ii)                                  The Manager shall compute the Disposition Fee at least 20 days prior to the closing of such disposition. A copy of such computations shall thereafter promptly be delivered to the Board of Directors and, upon confirmation by the Manager of the accuracy of the computation on the closing date of such disposition, payment of such Disposition Fee shall be made from the proceeds of such disposition.

Section 9.                                           Expenses.  (a) The Operating Partnership shall pay or cause to be paid (subject to Section 10 of this Agreement) all of the expenses of the Company and its Subsidiaries (collectively, the “Expenses”), and the Operating Partnership shall reimburse or cause to be reimbursed (subject to Section 10 of this Agreement) the Manager for documented Expenses incurred by the Manager on behalf of the Company and its Subsidiaries excepting only those expenses that are specifically the responsibility of the Manager pursuant to Section 9(b) of this Agreement (collectively, the “Reimbursable Expenses”).  Without limiting the generality of the foregoing, it is specifically agreed that the following costs and expenses of the Company and its Subsidiaries shall be paid by or on behalf of the Company or its Subsidiaries and shall not be paid by the Manager or Affiliates of the Manager (other than the Company and its Subsidiaries):

(i)                                     expenses in connection with the issuance and transaction costs incident to financing of the Hotel and the disposition of the Hotel and the acquisition of an asset, if applicable;

(ii)                                  subject to Section 9(b) of this Agreement, the cost of legal, tax, accounting, third-party administrators for the establishment and maintenance of books and records, consulting, auditing, administrative and other similar services rendered for the Company and its Subsidiaries by providers retained by the Manager or, if provided by the Manager’s personnel, in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis;

(iii)                               the compensation and expenses of the Company’s and its Subsidiaries’ Independent Directors and the cost of liability insurance to indemnify the Company’s and its Subsidiaries’ directors and officers;

(iv)                              costs associated with the establishment and maintenance of any of the Company’s or any of its Subsidiaries’ credit facilities or other indebtedness of the Company or any of its Subsidiaries (including commitment fees, accounting fees, legal fees, closing and other similar costs);

(v)                                 expenses connected with communications to holders of the Company’s or any of its Subsidiaries’ securities and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the SEC, the costs payable by the Company or any of its Subsidiaries to any transfer agent and registrar in connection with the listing and/or trading of the Company’s or any of its Subsidiaries’ stock on any exchange, the fees payable by the Company or any of its Subsidiaries to any such exchange in connection with its listing, costs of preparing, printing and mailing the Company’s and any of its Subsidiaries’ annual report to its stockholders and proxy materials with respect to any meeting of the Company’s stockholders and any of its Subsidiaries’ stockholders;

(vi)                              costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third party vendors that is used by the Company and/or its Subsidiaries;

(vii)                           expenses incurred by managers, officers, personnel and agents of the Manager for travel solely on the Company’s or any of its Subsidiaries’ behalf and other out-of-pocket expenses incurred by managers, officers, personnel and agents of the Manager in connection with the purchase, financing, refinancing, sale or other disposition of an asset, including but not limited to the Hotel, or any private or public offering of equity or debt securities (including the Initial Public Offering);

(viii)                        costs and expenses incurred with respect to market information systems and publications, research publications and materials, and settlement, clearing and custodial fees and expenses applicable solely to the Company or any of its Subsidiaries;

(ix)                              compensation and expenses of the Company’s and any of its Subsidiaries’ custodian and transfer agent, if any;

(x)                                 the cost of maintaining compliance with all U.S. federal, state and local rules and regulations or with any other regulatory agency;

(xi)                              all taxes and license fees;

(xii)                           all insurance costs incurred in connection with the operation of the Company’s and its Subsidiaries’ business, except for the costs attributable to the insurance that the Manager elects to carry for itself and its personnel, except as set forth below regarding “errors and omissions” insurance;

(xiii)                        all other costs and expenses relating to the Company’s and its Subsidiaries’ business and operations, including, without limitation, the costs and expenses of acquiring, owning, managing, protecting, maintaining, developing and disposing of assets, including but not limited to the Hotel, including appraisal, reporting, audit and legal fees;

(xiv)                       expenses relating to any office(s) or office facilities, including, but not limited to, disaster backup recovery sites and facilities, maintained for the Company and its assets separate from the office or offices of the Manager;

(xv)                          expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made to or on account of holders of the Company’s or any of its Subsidiaries’ securities, including, without limitation, in connection with any dividend reinvestment plan;

(xvi)                       any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise), including any costs or expenses incurred in connection therewith, against the Company or any of its Subsidiaries, or against any trustee, director, partner, member or officer of the Company or of any Subsidiary in his, her or its capacity as such for which the Company or any of its Subsidiaries is required to indemnify such Person by any court or governmental agency;

(xvii)                    all costs and expenses relating to the development and management of the Company’s website;

(xviii)                 the allocable share of expenses under a universal insurance policy covering the Manager or its Affiliates in connection with obtaining and maintaining “errors and omissions” insurance coverage and other insurance coverage which is customarily carried by asset managers performing functions similar to those of our Manager in an amount which is comparable to that customarily maintained by other managers or servicers of similar assets; and

(xix)                       all other expenses actually incurred by the Manager (except as described below) which are reasonably necessary for the performance by the Manager of its duties and functions under this Agreement.

(b)                                 The Company and its Subsidiaries shall have no obligation to reimburse the Manager or its Affiliates, and the Manager and its Affiliates shall be wholly responsible for (i) rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of the Manager and its Affiliates, and (ii) the salaries and other compensation of the Manager’s investment professionals who provide management or other services to the Company under this Agreement.

(c)                                  The provisions of this Section 9 shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred or are incurred in connection with such expiration or termination.

Section 10.                                    Calculations of Reimbursable Expenses.  The Manager shall prepare a statement documenting the Reimbursable Expenses incurred by the Manager on behalf of the Company and its Subsidiaries during each fiscal quarter and shall deliver such statement to the Operating Partnership within 30 days after the end of each fiscal quarter, or such earlier time as otherwise approved by the parties.  Reimbursable Expenses shall be reimbursed to the Manager no later than the 15th day immediately following the date of delivery of such statement, or such earlier time as otherwise approved by the parties; provided, however, that such reimbursements may be offset by the Manager against amounts due from the Manager to the Company and its Subsidiaries, if applicable.  The provisions of this Section 10 shall survive the expiration or earlier termination of this Agreement.

Section 11.                                    Limits of the Manager’s Responsibility; Indemnification.  (a) The Manager assumes no responsibility under this Agreement other than to render the services called for under this Agreement in good faith and shall not be responsible for any action of the Board of Directors of the Company or its Subsidiaries in following or declining to follow any advice or recommendations of the Manager, including as set forth in Section 7(b) of this Agreement.  The Manager, its Affiliates and their respective officers, directors, stockholders, members, partners, managers and employees (each a “Covered Person”) will not be liable to the Company or any of its Subsidiaries, the Board of Directors, or the Company’s or any of its Subsidiaries’ stockholders, partners or members for any acts or omissions by any such Person performed in accordance with and pursuant to this Agreement, except by reason of acts constituting gross negligence, willful misconduct, bad faith or reckless disregard of the Manager’s duties under this Agreement.

(b)                                 The Company and its Subsidiaries to the full extent permitted by law shall indemnify and hold harmless each Covered Person from and against any and all claims or liabilities of any nature whatsoever, including reasonable legal fees and other expenses reasonably incurred, arising out of or in connection with the business and operations of the Company or any of its Subsidiaries or any action taken or omitted by any such Covered Person by or on behalf of the Company or any of its Subsidiaries pursuant to authority granted by this Agreement, except where found by a court of competent jurisdiction to be attributable to the gross negligence, willful misconduct, bad faith or reckless disregard of any such Covered Person of their duties under this Agreement.  In the event that any Covered Person becomes involved in any capacity in any suit, action, proceeding or investigation in connection with any matter arising out of or in connection with the Manager’s duties hereunder, the Operating Partnership and its Subsidiaries will periodically reimburse such Covered Person for its reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith; provided, however, that prior to any such advancement of expenses (i) such Covered Person shall provide the Operating Partnership with an undertaking to promptly repay to the Operating Partnership the amount of any such expenses paid to it if it shall ultimately be determined that such Covered Person is not entitled to be indemnified by the Operating Partnership and its Subsidiaries as herein provided in connection with such suit, action, proceeding or investigation, and (ii) the Covered Person shall provide the Operating Partnership with a written affirmation that such Covered Person in good faith believes that it has met the standard of conduct necessary for indemnification hereunder; provided, further, however, that the failure for any reason of the Operating Partnership and/or any of its Subsidiaries to advance funds to any Covered Person shall in no way affect such Covered Person’s right to reimbursement of such costs if it is ultimately determined that such Covered Person was entitled to indemnification pursuant to the terms hereof.

(c)                                  Any Covered Person entitled to indemnification from the Operating Partnership and its Subsidiaries hereunder shall seek recovery under any insurance policies by which such Covered Person is covered and any Covered Person shall obtain the written consent of the Operating Partnership prior to entering into any compromise or settlement which would result in an obligation of the Operating Partnership and its Subsidiaries to indemnify such Covered Person; provided, however, that the possibility of recovery under any such insurance policies shall not preclude a Covered Person from seeking indemnification pursuant to this Section 11.  If such Covered Person shall actually recover any amounts under any applicable insurance policies, it shall offset the net proceeds so received against any amounts owed by the Operating Partnership and/or any of its Subsidiaries by reason of the indemnity provided hereunder or, if all such amounts shall have been paid by the Operating Partnership and its Subsidiaries in full prior to the actual receipt of such net insurance proceeds, it shall pay over such proceeds (up to the amount of indemnification paid by the Operating Partnership and its Subsidiaries to such Covered Person) to the Operating Partnership.  If the amounts in respect of which indemnification is sought arise out of the conduct of the business and affairs of the Operating Partnership or any of its Subsidiaries and also of any other Person or entity for which the Covered Person hereunder was then acting in a similar capacity, the amount of the indemnification to be provided by the Operating Partnership may be limited to the Operating Partnership’s and any of its Subsidiaries’ proportionate share thereof if so determined by the Operating Partnership in good faith.

(d)                                 The Manager to the full extent permitted by law shall indemnify and hold harmless the Company and any of its Subsidiaries and each officer, director, member, partner, manager and employee of the Company or any of its Subsidiaries from and against any and all claims or liabilities of any nature whatsoever, including reasonable legal fees and other expenses reasonably incurred, arising out of or in connection with acts of the Manager found by a court of competent jurisdiction to constitute gross negligence, willful misconduct, bad faith or reckless disregard of the Manager’s duties under this Agreement, or any claims by the Manager’s employees relating to the terms and conditions of their employment by the Manager; provided, however, that nothing in this Section 11(d) shall create personal liability on the part of any of the Manager’s Affiliates or its or their respective officers, directors, stockholders, members, partners, managers and employees.

(e)                                  The provisions of this Section 11 shall survive the expiration or earlier termination of this Agreement.

Section 12.                                    Term; Termination.  (a) This Agreement shall be in effect until three years from the date of completion of the Initial Public Offering (the “Initial Term”) and shall be automatically renewed for a one-year term each anniversary date thereafter (a “Renewal Term”) unless at least two-thirds of the Board of Directors, including a majority of the Independent Directors, agree that (i) there has been unsatisfactory performance by the Manager that is materially detrimental to the Company or (ii) the compensation payable to the Manager hereunder is unfair; provided that the Company shall not have the right to terminate this Agreement under clause (ii) above if the Manager agrees to continue to provide the services under this Agreement at a reduced fee that at least two-thirds of the Board of Directors, including a majority of the Independent Directors, determines to be fair pursuant to the procedure set forth below.  The Company may elect not to renew this Agreement upon the expiration of the Initial Term or any Renewal Term pursuant to the preceding sentence upon at least 180 days’ prior written notice to the Manager (the “Termination Notice”).  If the Company issues the Termination Notice, the Company shall be obligated to (i) specify the reason for nonrenewal in the Termination Notice (pursuant to either clause (i) or (ii) of the first sentence of this paragraph) and (ii) pay the Manager the Termination Fee on or before the last day of the Initial Term or Renewal Term (the “Effective Termination Date”); provided, however, that in the event that such Termination Notice is given in connection with a determination that the compensation payable to the Manager is unfair, the Manager shall have the right to renegotiate such compensation by delivering to the Company, no fewer than 60 days prior to the prospective Effective Termination Date, written notice (any such notice, a “Notice of Proposal to

Negotiate”) of its intention to renegotiate its compensation under this Agreement.  Upon receipt by the Company of a Notice of Proposal to Negotiate, the Board of Directors, including a majority of the Independent Directors, and the Manager shall endeavor to negotiate in good faith the revised compensation payable to the Manager under this Agreement.  Provided that the Manager and at least a majority of the Board of Directors, including a majority of the Independent Directors, agree to the terms of the revised compensation to be payable to the Manager within 60 days following the receipt of the Notice of Proposal to Negotiate, the Termination Notice shall be deemed of no force and effect and this Agreement shall continue in full force and effect on the terms stated in this Agreement, except that the compensation payable to the Manager shall be the revised compensation then agreed upon by the parties to this Agreement.  The Company and the Manager agree to execute and deliver an amendment to this Agreement setting forth such revised compensation promptly upon reaching an agreement regarding the same.  In the event that the Company and the Manager are unable to agree to the terms of the revised compensation to be payable to the Manager during such 60-day period, this Agreement shall terminate, such termination to be effective on the date that is the later of (A) 10 days following the end of such 60-day period and (B) the Effective Termination Date originally set forth in the Termination Notice.

(b)                                 In recognition of the upfront effort required by the Manager to structure the Company and its Subsidiaries and the commitment of resources by the Manager, in the event that this Agreement is terminated in accordance with the provisions of Section 12(a) or Section 13(b) of this Agreement, the Operating Partnership and its Subsidiaries shall pay or cause to be paid to the Manager, on the date on which such termination is effective, a termination fee (the “Termination Fee”) equal to three times the sum of (i) the average annual Base Management Fee and (ii) the average annual Incentive Fee earned by the Manager, in each case during the 24-month period immediately preceding such termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination.  The obligation of the Operating Partnership and its Subsidiaries to pay the Termination Fee shall survive the termination of this Agreement.

(c)                                  No later than 180 days prior to the expiration of the Initial Term or Renewal Term, the Manager may deliver written notice to the Company informing it of the Manager’s intention to decline to renew this Agreement, whereupon this Agreement shall not be renewed and extended and this Agreement shall terminate effective on the anniversary date of this Agreement next following the delivery of such notice.  The Operating Partnership and its Subsidiaries shall not be required to pay the Termination Fee to the Manager if the Manager terminates this Agreement pursuant to this Section 12(c).

Section 13.                                    Termination for Cause.  (a) The Company or the Operating Partnership may terminate this Agreement at any time, including during the Initial Term, upon at least 30 days’ prior written notice of termination from the Board of Directors to the Manager, without payment of any Termination Fee by the Company, if:

(i)                                     the Manager engages in any act or omission that constitutes gross negligence, bad faith, fraud or willful misconduct;

(ii)                                  the Manager breaches this Agreement in any material respect and such breach shall continue for a period of 30 days after written notice thereof specifying such breach and requesting that the same be remedied in such 30-day period;

(iii)                               there is a commencement of any proceeding relating to the Bankruptcy or insolvency of the Manager, including an order for relief in an involuntary Bankruptcy case or the authorization or filing by the Manager of a voluntary Bankruptcy petition;

(iv)                              the Manager is convicted (including a plea of nolo contendere) of a felony;

(v)                                 the Manager is unable to perform its obligations under this Agreement; or

(vi)                              there is a dissolution of the Manager.

(b)                                 The Manager may terminate this Agreement effective upon 60 days’ prior written notice of termination to the Company and its Subsidiaries in the event that the Company or any of its Subsidiaries shall breach this Agreement in any material respect or otherwise be unable to perform its obligations hereunder and such breach shall continue for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period.  The Operating Partnership and its Subsidiaries shall be required to pay the Termination Fee to the Manager if this Agreement is terminated pursuant to this Section 13(b).

(c)                                  The Manager may terminate this Agreement in the event the Company or any of its Subsidiaries becomes regulated as an “investment company” under the Investment Company Act, with such termination deemed to have occurred immediately prior to such event.  If the Manager terminates this Agreement pursuant to this Section 13(c), no payment of the Termination Fee will be required.

Section 14.                                    Survival; Action Upon Termination.  From and after the effective date of termination of this Agreement, pursuant to Sections 12, 13 or 15 of this Agreement, the Manager shall not be entitled to compensation for further services under this Agreement, but shall be paid all compensation accruing to the date of termination and, if terminated pursuant to Section 12(a) or 13(b), the applicable Termination Fee.  Upon such termination, the Manager shall forthwith:

(i)                                     after deducting any accrued compensation and reimbursement for Reimbursable Expenses to which it is then entitled, pay over to the Company or any of its Subsidiaries all money collected and held for the account of the Company or any of its Subsidiaries pursuant to this Agreement;

(ii)                                  deliver to the Board of Directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board of Directors with respect to the Company or any of its Subsidiaries;

(iii)                               deliver to the Board of Directors all property and documents of the Company or any of its Subsidiaries then in the custody of the Manager; and

(iv)                              Sections 6(b), 9, 10, 11, 12(b), 13(b) and 14 shall survive the termination of this Agreement.

Section 15.                                    Assignment.  This Agreement shall terminate automatically, without payment of the Termination Fee, in the event of its assignment, in whole or in part, by the Manager, unless such assignment is consented to in writing by the Company after the approval of a majority of the Board of Directors, including a majority of the Independent Directors; provided, however, that the Manager may assign this Agreement to any Affiliate of the Manager without the consent of the Company or the approval of the Board of Directors.  Any such permitted assignment shall bind the assignee under this Agreement in the same manner as the Manager is bound, and the Manager shall be liable to the Company for all errors or omissions of the assignee under any such assignment.  In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as Manager.  This Agreement shall not be assigned by the Company and/or any of its Subsidiaries without the prior written consent of the Manager, except in the case of assignment by the Company to any Person which is a successor (by merger, consolidation, purchase of assets, or other transaction) to the Company, in which case such successor organization shall be bound under this Agreement and by the terms of such assignment in the same manner as the Company is bound under this Agreement.

Section 16.                                    Release of Money or Other Property Upon Written Request.  The Manager agrees that any money or other property of the Company or any of its Subsidiaries held by the Manager under this Agreement shall be held by the Manager as custodian for the Company or any of its Subsidiaries, and the Manager’s records shall be appropriately marked clearly to reflect the ownership of such money or other property by the Company or any such Subsidiary.  Upon the receipt by the Manager of a written request signed by a duly authorized officer of the Company requesting the Manager to release to the Company or any of its Subsidiaries any money or other property then held by the Manager for the account of the Company or any of its Subsidiaries under this Agreement, the Manager shall release such money or other property to the Company or any of its Subsidiaries within a reasonable period of time, but in no event later than 30 days following such request.  The Manager shall not be liable to the Company, any of its Subsidiaries, the Independent Directors, or the Company’s or any of its Subsidiaries’ stockholders or partners for any acts performed or omissions to act by the Company or any of its Subsidiaries in connection with the money or other property released to the Company or any of its Subsidiaries in accordance with the immediately preceding sentence of this Section 16.  The Company shall indemnify the Manager and its officers, directors, stockholders, members, partners, managers and employees against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, which arise in connection with the Manager’s release of such money or other property to the Company or any of its Subsidiaries in accordance with the terms of this Section 16.  Indemnification pursuant to this provision shall be in addition to any right of the Manager to indemnification under Section 11 of this Agreement.

Section 17.                                    Representations and Warranties.  (a) The Company and its Subsidiaries hereby each make the following representations and warranties to the Manager, all of which shall survive the execution and delivery of this Agreement:

(i)                                     It is an entity, duly organized, validly existing and in good standing under the laws of its State of organization, and is, or shall be prior to the commencement of services hereunder, qualified to do business and in good standing in its State of organization.  It has all power and authority required to execute and deliver this Agreement and to perform all its duties and obligations hereunder.

(ii)                                  The execution, delivery, and performance of this Agreement by it have been duly authorized by all necessary action on the part of it.

(iii)                               This Agreement constitutes a legal, valid, and binding agreement of it, enforceable against it in accordance with its terms, except as limited by Bankruptcy, insolvency, receivership and similar laws from time to time in effect and general principles of equity, including, without limitation, those relating to the availability of specific performance.

(b)                                 The Manager hereby makes the following representations and warranties to the Company and its Subsidiaries, all of which shall survive the execution and delivery of this Agreement:

(i)                                     The Manager is a limited liability company duly formed, validly existing, and in good standing under the laws of the State of Delaware and is, or shall be prior to the commencement of services hereunder, qualified to do business and in good standing in Delaware.  The Manager has all power and authority required to execute and deliver this Agreement and to perform all its duties and obligations hereunder, subject only to its qualifying to do business and obtaining all requisite permits and licenses required as a result of or relating to the nature or location of any investments of the Company or any of its Subsidiaries (which it shall do promptly after being required to do so).

(ii)                                  The execution, delivery, and performance of this Agreement by the Manager have been duly authorized by all necessary action on the part of the Manager.

(iii)                               This Agreement constitutes a legal, valid, and binding agreement of the Manager enforceable against the Manager in accordance with its terms, except as limited by Bankruptcy, insolvency, receivership and similar laws from time to time in effect and general principles of equity, including, without limitation, those relating to the availability of specific performance.

Section 18.                                    Notice.

(a)                                 All notices, demands or requests provided for or permitted to be given pursuant to this Agreement must be in writing, to the following addresses, or such other address as the parties may designate in writing from time to time in accordance with this Section 18:

If to the Company or any of its Subsidiaries, including the Operating Partnership, to:

Aspen REIT, Inc.

96 Spring Street

6th Floor

New York, New York 10012

Fax: [•]

Email: [•]

If to the Manager, to:

Elevated Returns, LLC

96 Spring Street

6th Floor

New York, New York 10012

Fax: [•]

Email: [•]

(b)                                 All notices, demands and requests to be sent to a party hereto pursuant to this Agreement shall be deemed to have been properly given or served if: (i) personally delivered, (ii) deposited for next day delivery by Federal Express, or other similar overnight courier services, addressed to such party, (iii) deposited in the United States mail, addressed to such party, prepaid and registered or certified with return receipt requested or (iv) transmitted via facsimile or other similar device or by electronic transmission in portable document format (.pdf) or comparable electronic transmission to the attention of such party (provided that a confirmation copy is sent by one of the other methods specified above).

(c)                                  All notices, demands and requests so given shall be deemed received: (i) when personally delivered or refused, (ii) 24 hours after being deposited for next day delivery with an overnight courier, (iii) 48 hours after being deposited in the United States mail, or (iv) three hours after being transmitted via facsimile or email or otherwise transmitted and receipt or delivery has been confirmed (if a confirmation copy has been sent as provided above).

Section 19.                                    Binding Nature of Agreement; Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement. This Agreement is intended solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (unless otherwise expressly set forth in this Agreement in the case of any indemnification).  In the event that any party hereto is no longer in existence, all obligations of such party, including, but not limited to, the obligations of the Operating Partnership and its Subsidiaries to make payments to the Manager, shall survive and such obligations shall be assumed by any successor to such party; provided, however, that if any party hereto is no longer in existence and there is no successor to such party, such party’s obligations under this Agreement shall be assumed by the Operating Partnership and its Subsidiaries and any successor thereto.

Section 20.                                    Entire Agreement.  This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement.  The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement.

Section 21.                                    Amendments.  This Agreement may be amended or modified only by an agreement in writing signed by all parties hereto.

Section 22.                                    No Implied Waivers; Remedies.  No failure or delay on the part of any party in exercising any right, privilege, power, or remedy under this Agreement, and no course of dealing shall operate as a waiver of any such right, privilege, power or remedy; nor shall any single or partial exercise of any right, privilege, power or remedy under this Agreement preclude any other or further exercise of any such right, privilege, power or remedy or the exercise of any other right, privilege, power or remedy.  No waiver shall be asserted against any party unless signed in writing by such party.  The rights, privileges, powers and remedies available to the parties are cumulative and not exclusive of any other rights, privileges, powers or remedies provided by statute, at law, in equity or otherwise.  Except as provided in this Agreement, no notice to or demand on any party in any case shall entitle such party to any other or further notice or demand in any similar or other circumstances or constitute a waiver of the right of the party giving such notice or making such demand to take any other or further action in any circumstances without notice or demand.

Section 23.                                    Governing Law.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.  EACH OF THE PARTIES HEREBY IRREVOCABLY AGREES THAT THE COURTS OF THE STATE OF NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION IN CONNECTION WITH ANY ACTIONS OR PROCEEDINGS ARISING BETWEEN THE PARTIES UNDER THIS AGREEMENT.  EACH OF THE PARTIES HEREBY IRREVOCABLY CONSENTS AND SUBMITS TO THE JURISDICTION OF SAID COURTS FOR ANY SUCH ACTION OR PROCEEDING.  EACH OF THE PARTIES HEREBY WAIVES THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING IN SAID COURTS.

Section 24.                                    Headings.  The headings contained in this Agreement are for convenience only and shall not affect the construction or interpretation of any provisions of this Agreement.

Section 25.                                    Severability.  If any provision of the Agreement shall be held to be invalid, the remainder of the Agreement shall not be affected thereby.

Section 26.                                    Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their representatives on the date first written above.

COMPANY

ASPEN REIT, INC.,
a Maryland corporation

By:
Name:
Title:

OPERATING PARTNERSHIP

ASPEN OP, LP
a Delaware limited partnership

By:
Name:
Title:

MANAGER

ER-REITS, LLC,
a Delaware limited liability company

By:
Name:
Title:

[Signature Page to Management Agreement]